Exhibit 99.1

Inspire Medical Systems, Inc. Announces Jerry C. Griffin, M.D. to Retire from its Board after Sixteen Years of Service

MINNEAPOLIS, MN – January 26, 2024 – Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea (OSA), today announced the retirement of Jerry C. Griffin, M.D., from its Board of Directors, to be effective at the conclusion of the Company’s Annual Meeting of Stockholders scheduled to occur on May 2, 2024.

“After sixteen years of service, we announce the retirement of Dr. Griffin from our Board of Directors. His contributions to our Board and organization are innumerable and we are grateful for the dedication and direction he provided to our organization,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “I want to personally thank Jerry for his years at Inspire, his invaluable expertise, guidance and partnership contributed to Inspire growing from a startup to a medical device company with over 60,000 patients treated, one thousand employees, and $600 million in annual revenue.”

Dr. Griffin has served on the Inspire Board of Directors since 2008 and was one of the original board members, having joined Inspire prior to the initial Series A financing. He most recently served on the Nominating and Corporate Governance Committee. In December 2023, the Inspire Board appointed another esteemed physician and seasoned medical device executive with the appointment of Myriam J. Curet, M.D. to its Board of Directors. Dr. Curet currently serves as Executive Vice President and Chief Medical Officer of Intuitive Surgical.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Investor and Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443